Exhibit 99.1

First Wave BioPharma Chairman and CEO Issues Letter to Shareholders

BOCA RATON, FL., April 29, 2022 (GLOBE NEWSWIRE) – First Wave BioPharma, Inc., (NASDAQ:FWBI), (“First Wave BioPharma” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced that James Sapirstein, Chairman, President and CEO First Wave BioPharma, has issued a Letter to Shareholders to provide an update on recent events and an outlook for the Company’s clinical programs in 2022.

The full text of the letter follows.

A MESSAGE FROM OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Dear Fellow Shareholders:

I am writing to you to report top-line data from our Phase 2 RESERVOIR trial examining the safety and efficacy of FW-COV, a proprietary oral formulation of niclosamide, as a potential treatment for COVID-19-related GI infections.

In short, results from the top-line data were mixed.  FW-COV was demonstrated to be very safe with no serious adverse events reported by the more than 150 patients who participated in the trial.  However, the efficacy endpoint in this trial – the ability of FW-COV to remove the SARS-CoV-2 (SARS2) virus from the digestive tract as measured by viral presence in the patient’s stool – did not demonstrate statistical significance when compared to placebo. We are still awaiting the complete set of data for analysis, including anti-inflammatory biomarkers, abdominal discomfort changes, and medium-term safety follow-up.   We anticipate reporting the full data set in late May along with next steps for the FW-COV program.

As a result of this development and the ongoing volatility in the biotechnology sector, effective immediately, First Wave BioPharma will be initiating austerity measures to conserve capital.  Included in these measures will be a 20 percent reduction in the Company’s headcount, as well as the closure of our West Coast office and our facility in Langlade, France. We also intend to defer certain obligations, including payment obligations related to our acquisition of First Wave Bio, Inc. (“FWB”), in order to conserve capital.

While the top-line efficacy measure from the RESERVOIR trial did not show any anti-viral activity, the drug was well-tolerated without any serious adverse events. We believe this will continue to be the case for our ongoing clinical program of niclosamide (FW-UP) as a potential treatment for patients with ulcerative proctitis (UP) and ulcerative proctosigmoiditis (UPS), two forms of ulcerative colitis (UC).  We look forward to the upcoming poster presentation at the 2022 Digestive Disease Week (DDW) Conference on data from a Phase 1 open label study of niclosamide as a potential treatment for patients with mild to moderate UP and UPS.

Overall, we remain confident in our inflammatory bowel disease (IBD) programs given niclosamide’s anti-inflammatory mechanism of action.  In short, research indicates that IBDs, including ulcerative colitis (UC) and Crohn’s disease (CD), are driven by pathogenic Th17 cells, which release a cascade of local cytokines that in turn cause inflammation in bowel wall tissues.  Niclosamide is known to disrupt the oxidative phosphorylation in the mitochondria of pathogenic Th17 cells in a manner that selectively induces apoptosis of pathogenic Th17 cells, overcoming their inherent resistance to cell death. By killing Th17 cells, niclosamide reduces inflammation and calms the gut, selectively killing pathogenic, inflammatory cells while leaving healthy cells untouched.

While our FW-UP program is our most advanced, we are also developing formulations of niclosamide for pancolitis, a form of ulcerative colitis (FW-UC) and Crohn’s disease (FW-CD). To that end, earlier this week we announced the creation of an IBD Steering Committee comprised of four globally renowned experts in GI diseases, including UC and CD, to provide scientific and clinical guidance as we advance our programs.

Additionally, we continue to advance adrulipase for the treatment of exocrine pancreatic insufficiency (FW-EPI) in patients with cystic fibrosis (CF) and chronic pancreatitis (CP).  We have made significant progress in identifying a microbead formulation delivery technology, which we believe will ensure the consistent delivery of the drug to the small intestine at therapeutically relevant levels.  Our R&D team recently completed a white paper detailing the continued development of the microbead formulation and the benefits that it is expected to provide.  A copy of that white paper may be accessed via the following link:

Adrulipase White Paper

The diseases targeted by our drug candidates remain woefully underserved by current therapeutic options, which we believe provides First Wave BioPharma with the opportunity to address multiple large and growing patient populations.  In the U.S., the ulcerative colitis market is currently estimated at $5 billion, while Crohn’s disease is estimated at $7.4 billion and EPI at $2 billion.

As a company, we continue to be driven by the mission of bringing relief to patients living daily with the often painful, dangerous, and discomforting symptoms inherent to GI disease, to protect their health and to restore quality of life.

Sincerely,
James Sapirstein
Chairman, President and CEO
First Wave BioPharma, Inc.

About First Wave BioPharma, Inc.

First Wave BioPharma is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple clinical stage programs built around its two proprietary technologies – niclosamide, an oral small molecule with potential anti-viral and anti-inflammatory properties, and the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients. First Wave BioPharma’s niclosamide portfolio is led by two clinical programs in Phase 2 clinical trials: FW-COV for COVID-19 gastrointestinal infections and FW-UP for ulcerative proctitis (UP) and ulcerative proctosigmoiditis (UPS). Three additional potential indications of niclosamide, include FW-ICI-AC, for Grade 1 and Grade 2 Immune Checkpoint Inhibitor-associated colitis and diarrhea in advanced oncology patients, FW-UC (ulcerative colitis) and FW-CD (Crohn’s disease). The Company is also advancing FW-EPI (adrulipase) for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis and chronic pancreatitis. First Wave BioPharma is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition and its announcement on the Company’s business, operating results and financial prospects; the integration of the First Wave Bio, Inc. business with the Company’s own business; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
First Wave BioPharma, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431
Phone: (561) 589-7020
info@firstwavebio.com

Media contact:
Tiberend Strategic Advisors, Inc.
David Schemelia
(609) 468-9325
dschemelia@tiberend.com